Filed Pursuant to Rule 433

Registration No. 333-174779

January 25, 2012

Relating to Preliminary Prospectus Supplement

Dated January 25, 2012

to Preliminary Prospectus

Dated January 25, 2012

Issuer Free Writing Prospectus

Republic of Peru’s US$500,000,000 5.625% U.S. Dollar-Denominated Global Bonds due 2050

Final terms and conditions as of January 25, 2012

Issuer	Republic of Peru
Issue Type	SEC Global Registered
Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc. Deutsche Bank Securities Inc.
Issue Amount

US$500,000,000

The bonds constitute a further issuance of, and will form a single series with, Peru’s outstanding 5.625% Global Bonds due 2050 originally issued on November 18, 2010 in the original aggregate principal amount of US$1,000,000,000.

Issue Price	104.098%, plus accrued interest from November 18, 2011
Settlement Date	February 1, 2012 (T+5)
Denominations	US$1,000 x US$1,000
Maturity	November 18, 2050
Interest Rate	5.625% per year
Interest Payment Dates	May 18 and November 18 of each year, beginning on May 18, 2012
Benchmark Instrument	UST3.750% due August 15, 2041
Offer Spread	+225bps
Yield to Maturity	5.372%
Gross Proceeds to Issuer	US$526,193,125 (including accrued interest of US$5,703,125)
Underwriting Fees	15 bps
Interest Rate Basis	30/360
Governing Law	New York
Clearing	DTC / Euroclear / Clearstream
ISIN	US 715638BM30
CUSIP	715638BM3
Listing and Trading	Application will be made to admit the bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

Through and including March 5, 2012 (the 40th day after the date of the prospectus and prospectus supplement both dated January 25, 2012), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus and prospectus supplement. This is in addition to a dealer’s obligation to deliver a prospectus and prospectus supplement when acting as an underwriter and with respect to an unsold allotment or subscription.

The following additional information of the Republic of Peru and regarding the securities is available from the Securities and Exchange Commission’s (“SEC”) website and also accompanies this free-writing prospectus:

http://www.sec.gov/Archives/edgar/data/77694/000119312511161216/dsb.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312512022104/d283639dposam.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312512022700/d285010d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling:

Citigroup Global Markets Inc.: +1-800-248-3580

Deutsche Bank Securities Inc.: +1-800-503-4611

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR OTHER NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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